CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-284347) of Flowco Holdings Inc. of our report dated March 19, 2025, except for the effects of the reorganization of entities under common control and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is February 4, 2026, relating to the financial statements of Flowco Holdings Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 4, 2026